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                                                               Exhibit 99

                           [LOGO OF BETHELHEM STEEL]

                                     Bethlehem Steel Corporation
                                     Corporate Communications Division
                                     Public Affairs Department
                                     1170 Eighth Avenue
                                     Bethlehem, PA 18016-7699
                                     (610) 694-3711 - Phone
                                     (610) 694-1509 - Fax
                                     Internet Homepage Address
                                     http://www.bethsteel.com




FOR IMMEDIATE RELEASE
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     Bethlehem Elects Steve Miller as Chairman and Chief Executive Officer

    BETHLEHEM, Pa., September 24, 2001 - Bethlehem Steel Corporation (NYSE:BS) announced today the election of Robert S. "Steve" Miller, Jr. as chairman and chief executive officer, and a director, effective immediately. The positions Mr. Miller is assuming were previously held by Duane R. Dunham who will continue as president and chief operating officer, and a director, of the company.

    By adding Mr. Miller, a widely recognized and experienced turnaround expert, to the executive office, Mr. Dunham said that "we have bolstered our senior management team with the kind of expertise only a few people familiar with our industry could bring to the company. Bethlehem is very fortunate to have Steve on board to direct our strategy at this critical juncture in our company's history."

    Mr. Miller joins the Bethlehem Steel executive team at a time when the steel industry is suffering through a domestic steel market that has been devastated by record-level imports over the last few years. "Bethlehem, as well as other companies in the industry have been struggling all year with a weak economy and unfair foreign competition. Recent national events have greatly exacerbated the situation," Mr. Miller

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said.  "The solution to Bethlehem's problems will require hard work, creativity, and some sacrifices on all sides," he added, emphasizing that "we intend to intensify our efforts to work together with the steelworkers union and government leaders to rebuild this great company to a position of prosperity."

    The 59 year-old Stanford University and Harvard Law School graduate is well-suited for his new position at Bethlehem. "Beginning with my experience in 1980 in the rescue of the Chrysler Corporation, I have seen firsthand the miracles that can be accomplished when management, labor and government all come together. I intend to see that happen here at Bethlehem," said Mr. Miller.

    Mr. Miller is well known in industry and the financial community for his leading role as the chief negotiator with bank lenders and the government in helping to rescue Chrysler in the early eighties. His 12 years at Chrysler, where he served as a director, chief financial officer and later vice chairman, were preceded by 11 years at Ford Motor Company. Mr. Miller has also served as chief executive officer of Waste Management, Inc., the world's largest environmental services company, and as chairman of the engineering and construction company, Morrison Knudsen Corporation, during a financial crisis and successfully concluded an innovative turn-around of that company. He will continue as the non-executive chairman of the board of Federal Mogul Corporation, a seven billion dollar auto parts maker based in Detroit.


    Bethlehem's board of directors indicated that under Mr. Miller's leadership the Bethlehem senior management team has strengthened its skills and is better positioned to address the challenges that lie ahead.

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    Mr.  Miller and his wife, Margaret, will be moving to the Bethlehem area from their Oregon home.

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